Exhibit 23.7


HAS ASSOCIATES, INC.

           76 Northeastern Blvd.,                  P.O. Box 84
           Suite 34                                Boston, MA 02171
           Nashua, NH 03062                        (617) 472-5086
           (603) 880-4529                          Fax:  (617) 472-6903
           Fax (603) 880-4351                      hasq@msn.com



September 27, 1999

Board of Directors
New England Community Bancorp, Inc.
176 Broad Street
Windsor, CT  06095

CONSENT OF HAS ASSOCIATES, INC.:

          We hereby consent to the use of our opinion letter dated September 27, 1999, to the Board of Directors of New England Community Bancorp, Inc., attached as Appendix B to Webster Financial Corporation's Proxy Statement/Prospectus on Form S-4 ("S-4") and to the references to our firm in the S-4 under the headings "Summary - Fairness Opinion of New England Community Bancorp's Financial Advisor", "The Merger - Background of the Merger", "The Merger - Recommendation of the New England Community Bancorp Board of Directors and Reasons for the Merger", "The Merger - Opinion of New England Community Bancorp's Financial Advisor". In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term "expert" as used in the Securities Act.

/s/ HAS Associates, Inc.

HAS Associates, Inc.
September 27,1999



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